Exhibit 5.9

March 4, 2022

To:           Valaris Limited

Clarendon House 2 Church Street

Hamilton, Bermuda, HM 11

Ladies and Gentlemen,

We have acted as special Mexican counsel in connection with the execution by Ensco Mexico Services, S. de R.L. de C.V., Rowan Drilling, S. de R.L. de C.V. and Rowan, S. de R.L. de C.V. (collectively, the “Mexican Entities”) of (i) a Senior Secured First Lien Notes dated April 30, 2021 entered by and between Valaris Limited, the guarantors from time to time party and Wilmington Savings Fund Society, FSB as Trustee and as First Lien Collateral Agent (the “First Lien Notes”), (ii) the Security Agreement dated April 30, 2021, entered by and between Valaris Limited, as grantor, the other grantors from time to time party and Wilmington Savings Fund Society, FSB, as First Lien Collateral Agent (the “Security Agreement”), and (iii) the Collateral Agency Agreement, dated April 30, 2021, entered by and between Valaris Limited, as the company and the grantor, the other grantors from time to time party and Wilmington Savings Fund Society, FSB, as the other Parity Lien Representative of the holders of the First Lien Notes Indenture and other parity lien representatives from time to time party (the “Collateral Agency Agreement” and together with the First Lien Notes and the Security Agreement, the “Financing Documents”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Financing Documents, as applicable.

For purposes of the opinion expressed below, we have reviewed executed copies of the following documents:

(a)           First Lien Notes,

(b)           Security Agreement;

(c)            the Collateral Agency Agreement;

(d)            the public deeds containing the current bylaws (estatutos sociales) of the Mexican Entities, identified in Schedule I hereto (the “Organizational Documents”);

(e)            the resolutions containing the corporate approvals of the Mexican Entities to enter into the Financing Documents, identified in Schedule II hereto; and

(f)            the powers of attorney granted by each of the Mexican Entities in favor of Christian Jesus Ochoa, to execute the Financing Documents in their behalf, identified in Schedule III hereto.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind:

(i)	except with respect to the Mexican Entities, the due incorporation, due authorization, and due execution and delivery by the parties executing the Financing Documents, and the power and authority of such parties under all applicable laws and regulations to enter into, execute and perform their respective obligations under the Financing Documents to which they are a party;

(ii)	that the Financing Documents do not contravene or conflict with any writ, order, judgment, agreement, or any other instrument to which each party to the Financing Documents is subject or to which any of its property is bound or contractual or legal restriction (other than under the laws of the United Mexican States (“Mexico”)) having applicability to such party;

(iii)	the validity, binding effect and enforceability of the documents referred to in this legal opinion which are governed by the laws other than the laws of Mexico;

(iv)	the legal capacity of each individual executing the Financing Documents at the time of such execution and that the authority granted to Christian Jesus Ochoa pursuant to the powers-of-attorney listed in Schedule III hereto have not been at the time of execution, revoked, limited or amended in any manner whatsoever;

(v)	the genuineness of all signatures, stamps or seals contained in all documents submitted to us, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents and completeness of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents;

(vi)	that the contents of any certificate provided to us are correct in all respect; and

(vii)	that all approvals that are necessary for the validity or enforceability of the Financing Documents (other than approvals of the Mexican Entities under the laws of Mexico) have been obtained and are in full force and effect and that the public deeds described in Schedule I hereto contain the complete and current articles of incorporation and bylaws (estatutos sociales) of each of the Mexican Entities.

As to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established by us, assumed and relied upon the accuracy of the representations and warranties in the Financing Documents except to the extent that such representations and warranties cover matters of law as to which we expressly opine herein and that no event of default thereunder has occurred and is existing as of the date hereof and relied upon originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Mexican Entities and other verbal statements, instruments and other certificates of public officials, officers and representatives of the Mexican Entities and such other persons.

We are attorneys admitted to practice law in Mexico and we express no opinion as to any laws other than the federal laws of Mexico, and we have assumed that there is nothing in the law of any other jurisdiction that affects or may affect our opinions expressed below.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.            Each of the Mexican Entities is a sociedad de responsabilidad limitada de capital variable, organized and existing under the laws of Mexico.

2.            The execution of the Financing Documents by each of the Mexican Entities and the performance of their obligations under the Financing Documents (i) are within their corporate powers, (ii) have been authorized by the necessary corporate action, (iii) do not contravene any Mexican laws, and (iv) do not conflict with their by-laws (estatutos sociales).

3.            Christian Jesus Ochoa has the authority to sign and has executed the Financing Documents on behalf of each of the Mexican Entities.

4.            Each of the Mexican Entities has validly executed the Financing Documents.

5.            No authorization or approval by, and no notice to or filing with, any Mexican governmental authority is required for the execution and performance by the Mexican Entities of the Financing Documents, except for the corporate approvals identified in Schedule II.

6.            The choice of New York State law as the governing law of each of the Financing Documents is, under the laws of Mexico, a valid choice of law.

7.            The Mexican Entities have validly submitted, under the laws of Mexico, to the jurisdiction of the Courts of the States of New York pursuant to the Financing Documents.

8.            Any judgment rendered by any state or U.S. federal court located in New York pursuant to a legal action instituted before any such court in connection with the Financing Documents would be enforceable against the Mexican Entities party thereto in the competent courts of Mexico, pursuant to Article 1347A of the Mexican Commerce Code (Código de Comercio), which provides, inter alia, that any judgment rendered outside Mexico may be enforced by Mexican courts, provided that:

(a)	such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Financing Documents;

(b)	all formalities set forth in treaties relating to foreign rogatory letters, to which Mexico is a party, have been complied with;

(c)	such judgment is not rendered in an in-rem action (acción real);

(d)	the judge or court rendering the judgement was competent to resolve the relevant matter in accordance with the rules of international law compatible with those adopted by the Mexican Commerce Code;

(e)	service of process was made personally on the Mexican Entities or on an appropriate process agent of each of the Mexican Entities;

(f)	such judgment is final in the jurisdiction where obtained and there is no recourse against it;

(g)	such judgment and the obligation enforced through such judgment do not contravene Mexican public policy or laws, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

(h)	the action in respect of which such judgment is rendered is not the subject matter of a lawsuit among the same parties, pending before a Mexican court;

(i)	the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including the issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with; and

(j)	the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of foreign judgments in such jurisdiction

9.            It is not necessary under current Mexican law that Wilmington Savings Fund Society, FSB be licensed, qualified or entitled to do business in Mexico (i) in order to enable them to enforce the Financing Documents or to exercise their rights or remedies under the Financing Documents to which they are a party, or (ii) by reason only of the execution, delivery, performance or enforcement of the Financing Documents.

10.           No stamp, registration or other taxes, duties, assessments or governmental charges of whatsoever nature are payable in Mexico on or by virtue of the execution of the Financing Documents.

The above opinions are subject to the following qualifications:

(a)            Enforceability of the Financing Documents may be limited by insolvency, bankruptcy, concurso mercantil, quiebra, liquidation, reorganization, moratorium and other laws of general application relating to or affecting the rights of creditors generally. In accordance with the Mexican Bankruptcy Law (Ley de Concursos Mercantiles), any provision in an agreement which makes the obligations of a party more onerous due to the fact of a filing for insolvency or bankruptcy may be considered void.

(b)           In any insolvency, concurso mercantil or bankruptcy proceedings in Mexico, labor claims, claims of tax authorities for unpaid taxes, social security quotas, workers’ housing fund quotas, retirement fund quotas, litigation costs, fees and expenses related to the management of the bankruptcy estate, creditors for the expenses incurred to cover ordinary protection expenses incurred for the conservation, management or safety of the bankruptcy estate, expenses incurred in connection with any judicial or extrajudicial procedure for the benefit of the bankruptcy estate, and other claims provided under the Mexican Bankruptcy Law, will have priority over claims of unsecured creditors.

(c)            In the event that proceedings are brought in Mexico seeking performance of payment obligations denominated in a currency other than Mexican pesos, pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), the Mexican Entities may discharge their obligations by paying in Mexican currency any sums due in a currency other than Mexican currency, at the rate of exchange prevailing in Mexico on the date when payment is made and, consequently, judgment currency and similar provisions in the Financing Documents may not be enforceable in Mexico.

(d)            Provisions of the Financing Documents granting discretionary authority to a party thereto cannot be exercised in a manner inconsistent with relevant facts nor defeat any requirement from a competent authority to produce satisfactory evidence as to the basis of any determination; in addition, any notice or certificate purporting to be conclusive and binding may be contested in a Mexican court by the party in respect of which it purports to be conclusive and binding.

(e)            Claims may become barred under the statutes of limitations (prescripción), which may not be waived under Mexican law; claims may not be enforced after the applicable Mexican statute of limitations period has elapsed and may become subject to defenses, set-off or counterclaim.

(f)            The taking of possession, entry, removal, sale, transfer or other disposition of property or similar action in Mexico under the Financing Documents may not be made in Mexico without judicial intervention after the defendant is given the right to be heard and defeated in court.

(g)            In any proceedings brought to the courts of Mexico for the enforcement of the foreign judgments or documents not governed by Mexican law, a Mexican court would apply Mexican procedural law in such proceedings.

(h)            Any provision in the Financing Documents to the effect that invalidity and illegality of any part thereof will not invalidate the remaining obligations thereunder may be unenforceable in Mexico to the extent that such provision constitutes an essential element of the relevant document.

(i)             Covenants which purport to bind the Mexican Entities on matters which are reserved by law to their partners, or which purport to bind their partners to vote or refrain from voting their equity quotas issued by each of the Mexican Entities or any of their subsidiaries, are not enforceable, under Mexican law, through specific performance.

(j)             We note that a Mexican court may stay proceedings held in such court if concurrent proceedings are being held elsewhere and that procedural rights cannot be validly waived under Mexican law.

(k)            In the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation (prepared by a court-approved translator) of the Financing Documents which are executed in any foreign language must be filed in such proceedings and would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents and in case of foreign public documents, they will require legalization before the appropriate Mexican consulate as provided for by Article 1248 of the Mexican Commerce Code or pursuant to The Hague Convention of October 5, 1961, as applicable.

(l)             Mexican law does not permit the collection of interest on interest.

(m)           In connection with the provisions contained in the Financing Documents regarding service of process, it should be noted that service of process by mail does not constitute personal service under Mexican law and we believe a final judgment based on service of process my mail would not be enforced by Mexican courts; we note that there are several conflicting non-binding judicial precedents that have analyzed whether service of process made at the domicile of the agent for service of process should be considered as personal process on the party being served and, as a result, no definitive and binding criteria has been set by the Mexican judiciary on this issue.

(n)           Covenants and other agreements to perform an act other than payment of money and covenants and other agreements not to perform an act may not be specifically enforceable in Mexico, although any breach thereof may give rise to an action for money damages.

(o)           In respect of any Financing Document, Mexican law would apply to any internal corporate matters of the Mexican Entities.

(p)           Under Mexican law, the obligations of a guarantor cannot exceed the obligations of the main obligor; Mexican law provides that contractual obligations such as those assumed by each of the Mexican Entities under the Financing Documents may only exist to the extent that the obligations of the main obligor are valid; therefore, upon the lack of genuineness, validity or enforceability of the obligations of the main obligor under the Financing Documents, the obligations of the Mexican Entities shall be equally affected and in such circumstances might not be enforced in a proceeding before Mexican courts. Finally, under Mexican Law, the extension or the granting of grace periods to the main obligor, any modification of a guaranteed obligation that would increase any obligation of the Mexican Entities or the novation of the principal obligation, would require the consent of each of the Mexican Entities; as a result, the obligations of the Mexican Entities might not be enforced by a Mexican court if the guaranteed obligations are extended, increased or novated without each of the Mexican Entities’ consent at that time.

(q)           Except as specifically stated herein, we make no comments, and we have not undertaken any independent investigation with regard to the truthfulness, genuineness, completeness, veracity and certainty, with regard to any representations and warranties which may be made by any of the parties in any of the documents referred to above or otherwise, except for representations and warranties relating to Mexican law specifically referred to in the opinions above.

(r)            Except as specifically stated herein, we express no opinion regarding tax, environmental and labor matters.

(s)            We express no opinion on any provision purporting to bind any person that is not a party to documents subject matter of this legal opinion and we express no opinion on any provision of the documents subject matter of this legal opinion incorporating by reference any document or agreement that is not a document subject matter of this legal opinion or any provisions thereof.

(t)            Under Mexican law, the satisfaction of a condition precedent (condición suspensiva) may not be left to the sole discretion of one of the parties.

This opinion is rendered based on the federal legal provisions applicable in Mexico as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

This opinion is given solely for the benefit of the addressees hereof and the successors and assigns thereof, and is not to be quoted or relied upon, in whole or in part, by any other person or filed with anyone without the prior written consent of this firm, provided that a copy of this opinion may be furnished without our prior written consent and without such parties being able to rely upon this opinion, to (i) any legislative, administrative, regulatory or judicial body exclusively to the extent required by law or by order of a competent court or governmental authority, (ii) the legal advisors of any person permitted to rely on this opinion, (iii) the head office, branches and affiliates of any person permitted to rely on this letter, and (iv) to any bona fide potential assignees or transferees of an addressee and their respective professional advisers. Our consent to the furnishing of this opinion to the persons referred to before is given on the basis that (a) such disclosure is made solely to enable such persons to be informed that an opinion has been given and to be made aware of its terms but not for the purpose of reliance by them on this opinion, (b) we do not assume any duty or liability to such persons, (c) such persons shall not further disclose, furnish or quote this opinion, and (d) this opinion will not be deemed issued on a date other than the date hereof. We assume no responsibility to advise you of any change to our opinion subsequent to the date hereof.

Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the registration statement on Form S-3 (the “Registration Statement”) and to the reference to us under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Galicia Abogados, S.C.

Galicia Abogados, S.C.

Schedule I

Organizational Documents

1.	Ensco Mexico Services, S. de R.L. de C.V.

i.	Public deed No. 4,418, dated December 20, 2018, granted before Mr. Pedro Ruiz Higuera, notary public No. 60 of Guadalajara, Jalisco, containing the incorporation of Ensco Mexico Services, S. de R.L. de C.V.

2.	Rowan Drilling, S. de R.L. de C.V.

i.	Public deed No. 25,450, dated September 28, 2018, granted before Mr. Antonio Andere Pérez Moreno, notary public No. 231 of Mexico City, containing the incorporation of Rowan Drilling, S. de R.L. de C.V.

3.	Rowan, S. de R.L. de C.V.

i.	Public deed No. 44,389, dated April 15, 2009, granted before Mr. Erik Namur Campesino, notary public No. 94 of Mexico City, containing the incorporation of Rowan, S. de R.L. de C.V.

ii.	Public deed No. 52,150, dated September 23, 2015 granted before Mr. Héctor Manuel Cárdenas Villarreal, notary public No. 201 of Mexico City, formalizing the resolutions adopted by the partners of Rowan, S. de R.L. de C.V. revoking the liquidation process of the company.

Schedule II

Partners’ Resolutions

1.	Ensco Mexico Services, S. de R.L. de C.V.

i.	Unanimous Resolutions Adopted without Holding a General Members’ Meeting dated April 30, 2021 by Ensco México Services, S. de R.L. de C.V.’s partners.

2.	Rowan Drilling, S. de R.L. de C.V.

i.	Unanimous Resolutions Adopted without Holding a General Members’ Meeting dated April 30, 2021 by Rowan Drilling, S. de R.L. de C.V.’s partners.

3.	Rowan, S. de R.L. de C.V.

i.	Unanimous Resolutions Adopted without Holding a General Members’ Meeting dated April 30, 2021 by Rowan, S. de R.L. de C.V.’s partners.

Schedule III

Powers of Attorney

1.	Ensco Mexico Services, S. de R.L. de C.V.

i.	Public deed No. 81,035, dated October 5, 2020, granted before Mr. Joaquín Ignacio Mendoza Pertierra, notary public No. 62 of Mexico City, containing the powers of attorney granted in favor of Christian Jesús Ochoa.

2.	Rowan Drilling, S. de R.L. de C.V.

i.	Public deed No. 81,037, dated October 5, 2020, granted before Mr. Joaquín Ignacio Mendoza Pertierra, notary public No. 62 of Mexico City, containing the powers of attorney granted in favor of Christian Jesús Ochoa.

3.	Rowan, S. de R.L. de C.V.

i.	Public deed No. 81,036, dated October 5, 2020, granted before Mr. Joaquín Ignacio Mendoza Pertierra, notary public No. 62 of Mexico City, containing the powers of attorney granted in favor of Christian Jesús Ochoa.